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                                                                      EXHIBIT 74











                                 OLIMPIA S.P.A.

                                INTERBANCA S.P.A.

                                       AND

                     BANCA ANTONIANA POPOLARE VENETA S.P.A.










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                            REVOLVING CREDIT FACILITY
                              for 260.000.000 euros
                             dated December 22, 2005
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                                TABLE OF CONTENTS

1.       ATTACHMENTS, DEFINITIONS AND REFERENCES                            1
2.       FACILITY                                                           9
3.       SCOPE                                                             11
4.       CONDITIONS PRECEDENT                                              11
5.       LOANS                                                             12
6.       REPAYMENT AT MATURITY                                             13
7.       PREPAYMENT, CANCELLATION AND COLLATERAL                           13
8.       INTEREST                                                          18
9.       TERMS                                                             19
10.      ALTERNATIVE RATES                                                 19
11.      TAXES                                                             20
12.      INCREASED COSTS                                                   22
13.      MITIGATION                                                        22
14.      PAYMENTS                                                          23
15.      REPRESENTATIONS                                                   24
16.      INFORMATION COVENANTS                                             25
17.      FINANCIAL COVENANTS                                               26
18.      GENERAL COVENANTS                                                 26
19.      EVENTS OF DEFAULT                                                 27
20.      TESTS AND CALCULATIONS                                            30
21.      FEES                                                              31
22.      INDEMNITY AND BREAK COSTS                                         31
23.      COSTS AND EXPENSES                                                32
24.      AMENDMENTS AND WAIVERS                                            32
25.      TRANSFERS AND ASSIGNMENTS                                         33
26.      CONFIDENTIALITY                                                   33
27.      PARTIAL INVALIDITY                                                34
28.      COMMUNICATIONS                                                    34
29.      LANGUAGE                                                          35
30.      APPLICABLE LAW                                                    35
31.      COMPETENT JURISDICTION                                            35
ATTACHMENT A CONDITIONS PRECEDENT - DOCUMENT                               37
ATTACHMENT B MODEL REQUEST                                                 38
ATTACHMENT C MODEL COMPLIANCE CERTIFICATE                                  39
ATTACHMENT D MODEL CERTIFICATE OF RELEASE                                  40
ATTACHMENT E SHARE OF PARTICIPATION IN THE FACILITY                        41





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UNDER THIS CONTRACT dated December 22, 2005

BY AND BETWEEN:

OLIMPIA S.p.A., a company established in Italy, with legal office at Viale Sarca 222 in Milan, capitalized at Euro 4,630,233,510.00, tax code and listing number in the Companies Register of Milan 03232190961 (the "Company");

INTERBANCA S.p.A., with legal office at Corso Venezia, 56, Milan, capitalized at Euro 180,899,106.00, tax code and listing number in the Companies Register of Milan 00776620155, listed in the register of banks and a member of the Banking Group BANCA ANTONIANA - POPOLARE VENETA, listed under no. 5040 in the Register of Banking Groups (the "Lead Bank");

BANCA ANTONIANA POPOLARE VENETA S.p.A., with legal office and general management at Piazzetta Turati 2, Padua, capitalized at Euro 864,790,938.00, listed in the Companies Register of Padua, Tax Code and VAT Item no. 02691680280, listed in the Register of Banks and a member of the Banca Antoniana Popolare Veneta Banking Group, listed under no. 5040 in the Register of Banking Groups n. 5040 ("Banca Antonveneta" and, together with the Lead Bank, the "Lenders").

it is agreed as follows:

1.   ATTACHMENTS, DEFINITIONS AND REFERENCES

1.1  Attachments

          The Attachments constitute an integral and substantial part of this contract.

1.2  Definitions

          In this contract, the following expressions shall have the meaning respectively attributed to them below:

          "TI Shares" means the ordinary issued and voting shares of Telecom Italia S.p.A.

          "Banca Antonveneta" means Banca Antoniana Popolare Veneta S.p.A. and any transferee on a particular or universal basis, or any assignee.

          "Lead Bank" means Interbanca S.p.A. and any transferee on a particular or universal basis, or any assignee.

          "Lenders" means Interbanca S.p.A. and Banca Antoniana Popolare Veneta S.p.A.

          "Reference Banks" means Banca Intesa S.p.A., Unicredit S.p.A. and San Paolo IMI S.p.A. and any other bank or financial institution designated as such by the Lead Bank pursuant to this contract.

          "Original Balance Sheets" means the annual balance sheet certified by the Company for the year ending December 31, 2004.

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          "Event of Default" means each of the facts and circumstances described in Article 19 (Events of Default) of this contract.

          "Compliance Certificate" means a certificate substantially in the form of Attachment C (Model Compliance Certificate) indicating the calculations relative to the Financial Covenants.

          "Certificate of Release" means a certificate signed and delivered by the Company substantially in the form shown in Attachment D (Model Certificate of Release).

          "Authorized Transferee", means:

     (a) in the case of Pirelli & C. S.p.A. or any Authorized Transferee of Pirelli & C. S.p.A., any Subsidiary of Pirelli & C. S.p.A.; and

     (b) in the case of Edizione Holding S.p.A or of any Authorized Transferee of Edizione Holding S.p.A., any Subsidiary of Edizione Holding S.p.A.

          "Affiliate" means a Subsidiary or a Parent Company of a person or of any other Subsidiary of that Parent Company.

          "Cash" means cash money in Euros, including money in euros deposited into a bank current account that is not subject to a Security Interest with the exception of a Security Interest under the Guarantee Contract.

          "Guarantee Contract" means the guarantee contract in the form agreed upon by the Parties and any other guarantee contract that is requested to be stipulated pursuant to this contract.

          "Parent Company" means, with reference to a company, a person that directly or indirectly holds more than 50 per cent of the capital stock with voting rights in the Shareholders' Meeting of that company.

          "Subsidiary" means a company controlled directly or indirectly by one person or that directly or indirectly holds more than 50 per cent of the capital stock with voting rights in the Shareholders' Meeting of that company.

          "Break Costs" means the amount that the Lenders are entitled to receive under Article 22.2 as compensation if any part of a Loan, or the Loan itself, is prepaid or paid back on a date other than the Maturity Date.

          "Calculation Date" means the first Working Day of each month after October 6, 2007.

          "Closing Date" means the date on which the first Loan of the Facility is paid out.

          "Date of Disbursement" means, in relation to each Loan:

     (a) prior to the disbursement, the date indicated by the Company in its Request;


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     (b)  following the disbursement, the date on which the amount of this Loan was paid out to the Company.

          "Maturity Date" means the last day of the respective Term to each Loan.

          "Final Maturity Date" means October 31, 2012.

          "Signing Date" means the date on which this contract is signed.

          "TARGET Date" means a date on which the "Trans-European Automated Real-time Gross Settlement Express Transfer" payment system is open for the settlement of payments in euros.

          "Cash Deposits" means time deposits of cash money in Euros for a period of not more than 90 days with a bank or financial institution with a short-term rating equal to at least Standard and Poor's Corporation A2, or P2 granted by Moody's Investors Services, Inc. and of which the Company is the sole beneficiary so long as this cash is not subject to a Security Interest, except for a Security Interest under the Security Agreement.

          "Security Interest" means any mortgage, pledge, lien or encumbrance, or other real security interest securing the obligations of any person.

          "Documents of the Facility" means this contract and the Guarantee Contract.

          "Edizione Holding S.p.A." means Edizione Holding S.p.A. with legal office at Cal Maggiore 23, 31100 Treviso, Italy.

          "Cash Equivalents" means Cash and Cash Deposits.

          "Material Adverse Effect" means a material adverse effect on the financial conditions of the Company such as not to allow the Company to perform its own payment obligations under this contract.

          "EURIBOR" means, in connection with a Term:

     (a)  the applicable Screen Rate; or

     (b) if no Screen Rate is available in connection with the Term for that Loan or sum owed, the arithmetic mean (rounded off to four decimal places after the period) of the rates furnished to the Lead Bank at its request, offered by the Reference Banks to primary banks on the European interbank market at 11:00 a.m. (Milan time) on the offering Rate Fixing Date for Euro deposits for a period equal to this Term.

          "Facility" means the opening of a "revolving" credit in Euros granted, within the limits of the Maximum Amount, by the Lenders to the Company under this contract.

          "GAAP" means the accounting principles published in Italy by the Consiglio Nazionale dei Dottori Commercialisti e dei Ragionieri (National Council of Graduates in Economics and Commerce and Accountants) or, failing that, the accounting principles issued by the International Accounting Standards Board or any other accounting principle generally accepted in Italy.


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          "Collateral" are the TI Shares, the TI Convertible Bonds, the TI
          Warrants and the Cash Equivalents that are posted as security under the Guarantee Contract.

          "Rate Fixing Date" means the second TARGET date prior to the first day of a Term.

          "Trading Day" means a day in which the Borsa Italiana S.p.a. (Stock Market) is open for trading.

          "Working Day" means any day (excluding Saturdays and Sundays) on which the banks operating in the Milan place are open to engage in their normal activities.

          "Holinvest" means Holinvest S.p.A. with legal office at Corso Zanardelli 32, 25100 Brescia, Italy.

          "Hopa" means Hopa S.p.A. with legal office at Corso Zanardelli 32, 25100 Brescia, Italy.

          "Commitment to Finance" means the commitment of the Lenders to disburse the Facility within the limits of the Maximum Amount.

          "Maximum Amount" means Euro 260,000,000.00 (two hundred sixty million/00) or the amount potentially reduced in accordance with the provisions of Article 7.

          "Imposta Sostitutiva" means the imposta sostitutiva specified by Art. 15 and following of Decree no. 601 of the President of the Republic dated September 29, 1973.

          "Financial Indebtedness" means, without double counting in the calculations and excluding shareholders loans, any indebtedness of the Company with reference to:

     (a)  borrowed money;

     (b) any amount received through the issuance of bonds, securities, including those convertible into shares of the Company;

     (c) the amount of any liability in connection with any lease or hire purchase which, according to the GAAP, would be considered as a financial or capital lease;

     (d) any transaction on derivative instruments that is not connected to the hedging strategy of the Company (and in calculating the value of any derivative transaction, only the "marked to market" value will be taken into consideration);


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     (e)  receivables sold or discounted (to the extent they are not assigned or discounted on a non-recourse basis); and

     (f)  financial guarantees.

          "Margin" means an annual margin determined in accordance with Article
          8.3 (Margin).

          "Convertible TI Bonds" means debt instruments issued by Telecom Italia S.p.A. and listed on the Borsa Italiana S.p.A., (Italian Stock Exchange), freely convertible into common shares of the capital of Telecom Italia S.p.A.

          "Tax Payment" means a payment made by the Company to the Lenders pursuant to paragraph 11.2(c) of this contract.

          "Party" means a party to this contract.

          "Olimpia Shareholders' Agreements" means the Shareholders' Agreements signed by the Company, Pirelli S.p.A. (now Pirelli & Co. S.p.A.), Edizione Finance International S.A., Edizione Holding S.p.A., Banca Intesa S.p.A., UniCredito Italiano S.p.A. and Olimpia, dated February 21, 2003, as subsequently amended and supplemented on January 23, 2004 and December 7, 2004, including any amendments that are adopted prior to the Final Maturity Date.

          "Period of Availability" means the period between the Signing Date and October 31, 2012.

          "Term" means the term of a Loan, valid for purposes of the calculation and accrual of interest, as determined pursuant to Article 9 of this contract.

          "Pirelli & C. S.p.A." means Pirelli & C. S.p.A. with legal office at Via G. Negri 10, 20123 Milan, Italy.

          "Net Financial Position" means the amount indicated as the "net financial position" on the financial statement ("bilancio civilistico") of the Company prepared in accordance with the GAAP in effect in the month of December 2004.

          "Proportional Participation in the Facility" means, with reference to each Lender, its own share of participation as indicated in Attachment E to this contract. "Request" means the communication sent by the Company to the Lead Bank in the form of Attachment B (Model Request), by means of which the Company asks for the disbursement of a Loan under this Contract.

          "Authorized Representative" means each person with the powers to validly sign this contract and the Requests in the name of the Company, included on the list provided in point 3 of Attachment A, as eventually supplemented and/or amended from time to time by written communication from the Company to the Lead Bank. Inclusion on this list, or in such further communication signed by a person that is in turn an Authorized Representative, shall release the Lead Bank from any duty to verify the powers of said new Authorized Representative, and the Lead Bank may validly rely upon the legitimacy of this party to bind the Company for the purposes of this contract.


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          "Withholding Tax" means a deduction or withholding for or related to a
          Tax in connection with a payment under this contract.

          "Demerger" means a demerger or direct transfer to, or an acquisition by, Hopa or a Hopa Affiliate of a percentage of the assets and liabilities of the Company equal to the overall share held by Hopa and/or by any Affiliate of Hopa in the Company at that time, as indicated in the Olimpia Shareholders' Agreements.

          "Screen Rate" means the EURIBOR rate for a period equal to that of the requested Term, quoted at 11:00 a.m. C.E.T. and listed on the EURIBOR01 page of the Reuters circuit. The EURIBOR rate in question shall in any event be the rate corresponding to the reference currency irrespective of the date of publication and/or quotation referred to.

          "Tax" means any duty, tax (except the tax on company income) or other charge or withholding of a similar nature (including any additional tax or interest payable in connection with any missed payment or delayed payment of same).

          "Telecom Italia S.p.A." means Telecom Italia S.p.A. with legal office at piazza Affari 2, 20123 Milan, Italy.

          "Total of Outstanding Loans" means, at any given time, the sum of all outstanding Loans.

          "Loan" means each disbursement of the Facility that the Company may request during the Period of Availability in accordance with the terms and conditions specified by this contract.

          "Rollover Loan" means one or more Loans:

     (a) granted or to be granted on the same date on which a maturing Loan must be repaid;

     (b) the overall amount of which is not more than the amount of the maturing Loan; and

     (c)  granted or to be granted in order to refinance a maturing Loan.

          "Value of the Collateral" means the aggregate value of the TI Shares, the TI Convertible Bonds, the TI Warrants and Cash Equivalents granted as security from time to time to the Lenders in accordance with the terms of a Guarantee Contract. This overall value will be calculated as follows:


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     (a)  the value of the TI Shares shall be determined monthly on the
          Calculation Date by the Lead Bank with reference to the average quoted price (prezzo ufficiale) of the Telecom Italia S.P.A. common shares on the Borsa Italiana S.p.A. on the 25 consecutive preceding Working Days;

     (b) the value of the TI Convertible Bonds shall be determined monthly on the Calculation Date by the Lead Bank with reference to the average quoted price (prezzo ufficiale) of the TI Convertible Bonds on the Borsa Italiana S.p.A. on the 25 consecutive preceding Working Days;

     (c) the value of the TI Warrants shall be determined monthly on the Calculation Date by the Lead Bank with reference to the average quoted price (prezzo ufficiale) of the TI Warrants on the Borsa Italiana S.p.A. on the 25 consecutive preceding Working Days;

     (d) the value of the Cash and Cash Deposits will be calculated with reference to the amount in principal amount of the Cash or Cash Deposits plus accrued interest, calculated in each case on the Calculation Date;

          provided, in any event that (i) in the event of a suspension of trading in a security (the "Suspended Security") for not more than seven Trading Days or Working Days, depending on the situation, and consequently the quoted price for the 25 consecutive preceding Trading Days or, in the case of Paragraph (d) above, Working Days, is not available, the value of the Suspended Security in relation to the relative Calculation Date will be calculated with reference to the last 25 Trading Days or Working Days (depending on the case) on which the Suspended Security was not suspended from trading; or (ii) if the suspension from trading of a Suspended Security exceeds seven Trading Days or Working Days, depending on the case, the amount of the Suspended Security will be calculated by an independent expert named by the Lead Bank following consultation with the Company.

          "VTL" means, on any given date, the percentage determined by means of the following formula:

                      ----------------- ---------------
                             CV
                                        x 100
                      ----------------- ---------------
                             TO
                      ----------------- ---------------

                      ----------------- ---------------
          in which:

          CV: means the Value of the Collateral created in favor of the Lenders under the Guarantee Contract and in effect on that date, taking into account any supplementation of or release of Guarantee in accordance with the Guarantee Contract on that date; and

          TO: The Total Loans outstanding on that date, taking into account any Loan to be disbursed on that date and any repayment and prepayment to be made on that date.


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          "TI Warrants" means options to buy or subscribe common shares of the capital of Telecom Italia S.p.A., listed on the Borsa Italiana S.p.A.

1.3  References

     (a) In this contract, unless a contrary intent is clearly evident, each reference to:

          (i) an Article, a Paragraph, a Subparagraph or an Attachment shall be understood to be a reference to an article, paragraph or attachment of this contract;

          (ii) an authorization shall be understood to be a reference to an authorization, consent, permission, approval, decision, license, exemption or registration;

          (iii) property shall be understood to be a reference to property, income and rights considered as property in accordance with the GAAP;

          (iv) a consultation obligation shall be understood to mean an obligation to inform and discuss, but shall in no event mean that any decision to be taken subsequent to the consultation is subject to approval or agreement;

          (v) a contract instrument or document shall be understood to be a reference to a contract instrument or document as subsequently amended or supplemented;

          (vi) an indebtedness shall be understood to mean an unconditional obligation (whether assumed as a principal obligation or as a guarantee) of payment or repayment of money following a loan;

          (vii) an outstanding Event of Default shall be understood to mean an Event of Default that is not remedied or with respect to which no waiver has occurred;

          (viii) a law or regulation, or normative provision shall be understood to be a reference to such law or regulation or normative provisions as subsequently amended or supplemented;

          (ix) an hour of the day shall be understood to be a reference to the Milan time zone;

          (x) a Party or to any other person shall be understood to mean a reference also to the successors, assignees and transferees;

          (xi) a person shall be understood to be a reference to an individual, firm, company, legal person, association or entity without legal personality (including an association, a trust administration, a joint venture or consortium, government, State, agency, organization or other entity with or without separate legal personality;


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          (xii) a regulation shall be understood to be a reference to any regulation or directive of any governmental, intergovernmental or supernatural entity, agency, department of normative office or other authority or organization;

          (xiii) Know your customer requirements shall be understood to mean a reference to identification checks that the Financial Banks must carry out in order to comply with their own obligations under any applicable law or regulation for the identification of a person that is (or is about to become) its clients; and

          (xiv) a currency shall be understood to be a reference to the currency which is legal tender at that time in the country involved.

     (b) Unless there is a clearly evident contrary intent, a reference to a month or to months, is a reference to a period beginning on a date in one calendar month and ending on the numerically corresponding date of the following calendar month or of the calendar month in which it is to end, with the following exceptions:

          (i) if the numerically corresponding date is not a Working Day, the period shall be considered as terminated on the next Working Day of that same month (if there is one) or the previous Working Day (if there is none);

          (ii) if in the month in question there is no numerically corresponding date, the period shall be considered as terminated on the last Working Day of that month; and

     (c) irrespective of the above-cited paragraph, a period that begins on the last Working Day of a month shall end on the last Working Day of the following month or of the calendar month in which it is to end, depending on the situation.

     (d)  Unless a contrary intent is clearly evident;

          (i) the reference to a Party shall not include that Party if it has ceased to be a Party to this contract; and

          (ii) any obligation of the Company under this contract that is not a payment obligation shall remain in effect so long as payment obligations on the part of the Company remain or may arise pursuant to this contract.

     (e) The titles of the Articles have been inserted exclusively for ease of consultation, but should not be understood as having any dispositive effect and must not be taken into account for the purpose of interpreting the provisions set forth therein.

2.   FACILITY


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2.1  Facility

          Subject to the terms and conditions specified in this contract, the Lenders extend to the Company, which accepts, Facility in a maximum total amount, in principal, equal to the Maximum Amount, to be used in the Availability Period, on the terms and subject to the limits specified in this contract.

2.2  Participation of the Lenders in the Facility

          The Lenders participate in the Facility, as well as in each Loan and in the relative risks, profits and charges and assume the rights and obligations arising from this contract in terms of their respective Shares of Participation in the Facility.

2.3  Absence of solidarity among the Lenders

          The rights and obligations of the Lenders under this contract and the remaining Facility Documents are and will be assumed by them without any bond of solidarity and within the limits of their respective Proportional Participation in the Facility. Therefore, any non-performance on the part of one of the Lenders of its own obligations under this contract or the remaining Facility Documents will not prejudice the validity or efficacy of the rights and obligations assumed by the other Lender, which shall in no way be responsible to the Company for the non-performance of said Lender. As a consequence, the amounts owed to each Lender under this contract and the other Facility Documents shall constitute separate and independent obligations.

2.4  Additional Loans

          Any amount of an Loan repaid:

     (a) in advance in accordance with Article 7.3 (Mandatory Prepayment - Change of Control), but only to the extent that (i) the prepayment obligation arose as a result of one of the events indicated in Paragraphs 7.3 (a)(i) and 7.3 (a)(ii); (ii) this event was remedied and (iii) the remedy was adopted within three months of the occurrence of the relevant event; or

     (b) in advance in accordance with Article 7.4 (Mandatory Prepayment for VTL requirements); or

     (c)  in advance in accordance with Article 7.5 (Voluntary Prepayment); or

     (d) on the last day of its Term - except to the extent to which it was refinanced by a Rollover Loan or as a result of an Mandatory prepayment per Clauses 7.1 (Mandatory Prepayment - Unlawfullness), (Lenders), 7.2 Mandatory Prepayment - Illegality) (Company) or 7.3 Mandatory Prepayment - Change of Control) (apart from the circumstances indicated above);

          can be re-granted on loan (subject to the conditions precedent of the Loan indicated in this contract and provided that the amount newly granted on loan does not exceed the sum prepaid or repaid), in whole or in part, at any time until the Final Maturity Date inclusive (in terms of the selected Term of one, two, three or six months or of any other period stipulated between the Company and the Lead Bank, in any event always provided this period does not end after the Final Maturity Date)


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3.   SCOPE

3.1  Scope

          The proceeds from the use of the Facility will be used exclusively (1) as regards the first Loan, up to the amount of the debt exposure of the Company resulting from the Facility contract stipulated in London on October 3, 2001 with the Lead Bank and from the Facility contract stipulated in London on October 3, 2001 with Banca Antonveneta and
          (ii) subsequently, and up to the limits to which the necessary provision was reconstituted, for general purposes of the Company.

4.   CONDITIONS PRECEDENT

4.1  Conditions precedent documents

          Without prejudice whatsoever to the provisions of the successive Paragraphs of this Article 4, the efficacy of this contract is subject to the condition precedent not only of the absence of any Events of Default, but also of the receiving by the Lead Bank of all the documents indicated in Attachment A (Conditions precedent -Documents).

4.2  Conditions precedent relative to the first Loan

          Without prejudice to the provisions of Article 4.1 above, the obligation of the Lenders to proceed with the disbursement of the first Loan is also subject to the condition precedent of the existence of the following circumstances:

     (a) Signing of the Guarantee Contract and crediting of the corresponding securities in the Securities Account;

     (b) The VTL on the Date of Disbursement of the first Loan is at least 110 per cent; and

     (c) the Lead Bank has received a Request, duly filled out, on the terms and conditions indicated in Article 5 below.

4.3 Conditions precedent relative to the Loans to be disbursed as of October 6, 2007

          Without prejudice to the provisions of Article 4.1 above, the obligation of the Lenders to proceed with the disbursement of each Loan within the limits of the Maximum Amount to be disbursed as of October 6, 2007 (inclusive) is also subject to the condition precedent of the existence of the following circumstances:

     (a)  the Guarantee Contract Agreement is in effect;


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     (b)  the VTL on the Disbursement Date of this Loan is at least 100 per cent; and

     (c) the Lead Bank had received a Request, duly filled out, on the terms and conditions indicated in Article 5 below.

4.4  Additional conditions precedent

          Except as provided in Articles 4.1, 4.2 and 4.3 above, the obligation of the Lenders to disburse any Loan is also subject to the condition precedent of the existence of the following circumstances:

     (a)  either on the date of the Request or on the Disbursement Date of the
          Loan:

          (i)  each of the representations and warranties given pursuant to
               Article 15 of this contract is correct in its substantial aspects; and

          (ii) there is no existing Case of substantial Non-Performance and Lapse nor can any Event of Default occur as a consequence of the disbursement of the Loan.

4.5  Maximum number of Loans

          The Company may not pass on a Request if, as a consequence of this Request, there would already be 15 Loans outstanding.

5.   LOANS

5.1  Giving of Requests

     (a) The Company may ask for the Loans in several segments during the Availability Period by sending a Request to the Lead Bank, duly filled out and signed by an Authorized Representative.

     (b) Absent any different agreement with the Lead Bank, each Request must be received by the Lead Bank at least 1 Working Day prior to the Rate Fixing Date.

     (c) Each Request, once received by the Lead Bank, shall be considered as irrevocable.

5.2  Completion of Requests

          A Request shall be considered as duly completed only provided that:

     (a)  the Disbursement Date indicated in the Request is a Working Day which:

          (i) in the case of an Loan other than a Rollover Loan, falls within the applicable Availability Period or granted pursuant to Article
               2.4 (Supplementary Loans) and;

          (ii) in the case of a Rollover Loan, falls prior to the Final Maturity Date;


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

     (b)  the amount of the Request is:

          (i)  equal to Euro 1,000,000.00 (one million/00), minimum; or

          (ii) equal to the maximum available unused amount of the Facility on the Disbursement Date indicated; or

          (iii) any other amount agreed upon with the Lead Bank; and

     (c)  the Term proposed is consistent with the provisions of this contract.

          The Company may ask for the disbursement of a single Loan in each Request.

6.   REPAYMENT AT MATURITY

6.1 The Company must repay each Loan in full, together with the corresponding accrued interest on the corresponding Maturity Date.

6.2 Subject to the other terms of this contract, the amount of the Loans repaid in accordance with the preceding paragraph may be subsequently re-utilized by the Company under the terms and conditions of this contract.

6.3 Without prejudice to the obligation of the Company to repay the entire amount of any Loan on the corresponding Maturity Date, on each date on which a Rollover Loan is used by the Company, the amount of the Loan to be repaid shall be offset by the amount to be used by the Company on that date, so that the amount that the Company will actually have to repay or, depending on the situation, the amount that the Lenders will actually have to disburse to the Company will be equal to their difference.

6.4 All the sums to be repaid in connection with the Facility shall be repaid in full on the Final Maturity Date.

7.   PREPAYMENT, CANCELLATION AND COLLATERAL

7.1  Mandatory Prepayment - Unlawfulness (Lenders)

     (a) The Lenders must promptly inform the Company in the event that it becomes unlawful for even one of them (pursuant to normative provisions, regulations or measures of authority binding on them) to perform their own obligations under this contract.

     (b)  Following the communication referred to in the above-mentioned
          Paragraph:

          (i) the Company shall repay or prepay to the Lead Bank the Total of all Outstanding Loans on the date indicated in Paragraph 7.1(c) below; and

          (ii) the Facility shall be immediately and totally cancelled.

     (c)  The repayment or prepayment date of each Loan shall be as follows:

          (i)  the last date of the Term relative to the Loan; or

          (ii) if earlier (it being understood that in that event Paragraph 22.2 will not be applied), and absent different agreements between the Company and the Lead Bank, the date specified by the Lead Bank in the communication in accordance with Paragraph 7.1(a) cited above, which date may, however, not be prior to the last day of any grace period specified by the rules or by the relative directive.

7.2  Mandatory Prepayment - Illegality (Company)

          In the event that:

     (a) It becomes unlawful for the Company to perform any one of the obligations assumed under this contract; or

     (b) this contract is not in effect because of the terms and conditions contained in it;

          The Total of Outstanding Loans shall become immediately due and payable and the Company shall do everything possible to repay the Total of all Outstanding Loans before the performance of any one of its obligations under this contract becomes unlawful or this contract is no longer in effect. The Facility shall therefore be immediately and totally cancelled.

7.3  Mandatory Prepayment - Change of Control

     (a)  For the purposes of this Article 7.3:

          a change of control takes place if:

          (i) Pirelli & C. S.p.A. and/or Edizione Holding S.p.A. and/or any Authorized Transferee ceases to own and control, individually or jointly, directly or indirectly, voting shares representing at least 50 per cent plus one share of the capital of the Company; or

          (ii) the percentage of common shares of Telecom Italia S.p.A. held by the Company is not such as to permit it to be one of the top three shareholders;

          unless the change of control consists of or is the result of:

               a merger in which the surviving entity is:

          1)   the Company; or

          2) any shareholder of the Company that is not, on the Signing Date, a financial institution; or

          3)   Telecom Italia S.p.A; or

          4) any company controlled by one or more of the persons indicated in the three foregoing points, jointly or individually and, in that context, control of a company means the holding of voting shares representing more than 50 per cent of the company capital.

     (b) The Company, immediately after becoming aware of a change of control, must inform the Lead Bank.

     (c) Following the receipt of a communication pursuant to Paragraph (b) above, or after the Lead Bank has acquired direct knowledge that one of these events has occurred, the Lead Bank may request in a written communication the prepayment of the Total Outstanding Loans, along with the accrued interest and any other amount due under this contract, which shall become due and payable on the date that falls two Working Days after the date of receipt by the Company of this communication (or on any subsequent date specified by the Lead Bank in the communication); and:

          (A) to the extent the communication refers to any one of the cases specified in Paragraph 7.3(a)(i) and (ii) (a "Relevant Case") the Facility will be completely cancelled irrevocably and automatically on the date that falls three months after the date on which the Relevant Case occurred, to the extent the circumstance indicated in Paragraph 7.3(a)(i) and (ii) above have not ceased to apply; and

          (B) The Total Outstanding Loans, together with the accrued interest and all other amounts accrued in connection with this contract, shall become due and payable on the date that falls two Working Days after the date of receipt by the Company of the communication from the Lead Bank (or on any subsequent date specified by the Lead Bank in that communication).

7.4  Mandatory Prepayment for VL requirements

     (a) From October 5, 2007 until the Final Maturity Date, the Lead Bank shall, on each Calculation Date, promptly inform the Company of the prices to be used in calculating the Value of the Collateral in relation to that Calculation Date and the effective VTL on that Calculation Date.

     (b) From October 5, 2007 and until the Final Maturity Date, if on any Calculation Date the VTL is less than 100 per cent, the Company shall, within five Working Days after receiving the notification referred to in Paragraph 7.4(a) above, inform the Lead Bank as to whether it intends:

          (i) to secure further Collateral in favor of the Lead Bank by signing and finalizing the appropriate guarantee documents; or

          (ii) prepay the Total of Outstanding Loans, in whole or in part;

          in each case for an amount sufficient to make sure that the VTL is at least 110 per cent on the date on which the additional guarantee is created or the Total of Outstanding Loans is prepaid in whole or in part.

     (c) The Company must execute the option chosen pursuant to Paragraph 7.4(b) above within seven Working Days of the date on which the Lead Bank has been notified of this option.

     (d)  If the Company:

          (i) fails to send the notice to the Lead Bank within 5 Working Days as specified in Paragraph 7.4(b) above; or

          (ii) informs the Lead Bank that it does not wish to exercise any of the options in accordance with Paragraph 7.4(b); or

          (iii) having chosen to exercise one of the options in accordance with Paragraph 7.4(b), it subsequently fails to execute it within seven Working Days;

          the Company must immediately and completely repay the Total of Outstanding Loans together with the matured interest and all other amounts due under this contract.

7.5  Voluntary Prepayment

     (a) The Company may, upon notice to the Lead Bank of not less than 5 Working Days (or a shorter period as agreed to with the Lead Bank), prepay any Loan in whole or in part and at any time.

     (b) The amounts repaid according to Paragraph 7.5(a) above shall not be less than Euro 5,000,000.00 (five million/00).

7.6  Voluntary Cancellation

     (a) The Company may, upon notice of last least 5 Working Days to the Lead Bank, manifest its own irrevocable intention of no longer using part of the Facility and to that end the Amount to be Financed shall be reduced in whole or in part by the total of the amounts not used.

     (b) The partial cancellation of the Commitment to Finance must be for a minimum amount of Euro 5,000,000.00 (five million/00),

     (c)  Following the cancellation in accordance with Paragraphs 7.6(a) and
          (b) above, the Commitment to Finance shall be reduced by an amount corresponding to the amount cancelled.

7.7  Optional reduction of the Collateral

          Any time the calculated VTL is equal to at least 115 per cent, the Company may at its sole discretion ask for the release of a portion of the Collateral, by sending to the Lead Bank a Certificate of Release, provided that following such release, the VTL remains equal at least to 110 per cent. The Financial Banks shall immediately carry out the requested release effective as of the date on which the Lead Bank has acknowledged receipt of the Certificate of Release (such acknowledgment must be delivered to the Company within 5 (five) Working Days of the date of reception of the Certificate of Release and shall specify that as of the date of such acknowledgment the Collateral thus released are understood to be completely available to the Company).

7.8  Optional Additional Collateral

          The Company, at its discretion, may post additional Collateral as security, but not as alternatives to the existing Collateral, signing and finalizing the appropriate guarantee documents.

7.9  Involuntary Prepayment (Added Costs)

     (a) If the Company has received or later receives a request to make to the Lead Bank:

          o    a Tax Payment; or to pay

          o    an additional cost as defined in Article 12,

          pending compliance with this obligation, the Company may send a communication to the Lead Bank asking to prepay the Total of Outstanding Loans and to cancel the Commitment to Finance.

     (b)  Following the communication per Paragraph 7.10(a):

          o the Company must repay or prepay the Total Outstanding Loans on the date specified in Paragraph 7.10(c) below and

          o the Commitment to Finance of the Lenders shall be immediately cancelled.

     (c) The date of the payment or prepayment shall be as follows: the last day of the Interest Period relative to each Loan; or, if earlier, the date specified by the Company in its communication.

7.10 Renewal of the Loan Granting

          Any Loan repaid following a voluntary prepayment may, up to the limit of the Maximum Amount, be re-used in accordance with this contract.

7.11 Miscellaneous

     (a) Any notice of prepayment and/or cancellation in connection with this contract is irrevocable and must specify the corresponding date and the corresponding Loan.

     (b) All prepayments in connection with this contract must be made together with the accrued interest on the amount prepaid. No indemnification or penalty shall be owed for any prepayment, except the Break Costs. The Break Costs are not payable in the event of the payment of an Loan on the corresponding Maturity Date.

8.   INTEREST

8.1  Calculation of Interest

          The interest rate applied to each Loan for the relative Term shall be equal to the annual percentage rate derived from the sum:

     (a) of the applicable Margin (as stipulated in Article 8.3 below (Margin); and

     (b)  the applicable EURIBOR.

          The interest shall be calculated on the actual number of days included in each Term, based on 365 days/year.

8.2  Payment of Interest

          The Company shall pay the interest accrued on each Loan granted it on the relative Maturity Date.

8.3  Margin

     (a) The Margin for each Loan shall be determined on the basis of the following table, with reference to the Disbursement Date for each
          Loan:

 --------------------------------------------------- ---------------------------
                           Period                        Margin (base points)
 --------------------------------------------------- ---------------------------
 From the Signing Date to October 4, 2007                         50
 --------------------------------------------------- ---------------------------
 From October 5, 2007 to the Final Maturity Date                  70
 --------------------------------------------------- ---------------------------

8.4  Default Interest

     (a) In the event of a delay in the payment of any sum owed by the Company in principal, fees and incidental expenses on the scheduled maturity dates, and without prejudice to the right of the Lenders to deem this contract as terminated in accordance with Article 19 below, a late interest charge shall accrue. following a written communication by the Lead Bank, on the totals of the Lenders, which charge may vary every six months and is set at 2 points over the 6-month Euribor. The 6-month Euribor rate considered shall at all times be the rate quoted on the second working day prior to January 1 for the period: January 1-June 30 of each year and July 1 for the period: July 1-December 31 of each year. The late interest shall accrue from the maturity date until the time of payment and shall be calculated on each individual payment as well as on June 30 and December 31 of each year.

8.5  Notification of Interest Rates

          The Lead Bank must communicate the interest rate applicable to each Loan and the relative communication of the interest rate and of the amount of the interest owed for each Term shall be final and binding for the Company, except in the event of an error.


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

8.6  Interest cap

          In order to avoid doubts, and irrespective of any other provision contained herein, if at any time the interest rate indicated as due in connection with this contract were to constitute a violation of Italian usury law, the interest rate payable in connection with this contract shall be capped to the maximum amount payable under the Italian law on usury.

9.   TERMS

9.1  Selection

     (a)  Each Loan shall have a single Term.

     (b) In each Request, the Company shall, with reference to each Loan, indicate the corresponding Term.

     (c) Each Term for a Loan shall last one, two, three or six months, or such other period as agreed upon between the Company and the Lead Bank.

     (d) The Company may select a time period different from those specified in point (c) above with reference to the first Loan.

9.2  No Overrunning of the Final Maturity Date

          If a Term were to fall after the Final Maturity Date, such Term shall be abbreviated in order to fall on the Final Maturity Date.

10.  ALTERNATIVE RATES

10.1 Failure to communicate a rate on the part of a Reference Bank

          If, in order to determine the interest rate applicable to a specified Term, it becomes necessary to calculate and record the EURIBOR with reference to the Reference Banks and one of the Reference Banks has not proceeded with the corresponding rate determination, only the rates quoted by the remaining Reference Banks shall be taken into account.

10.2 Market disruption

     (a) In this Clause, any of the events indicated below constitutes a market disruption event:

          (i) the EURIBOR must be calculated with reference to the Reference Banks but none of the Reference Banks, or only one of them, reports a rate by 12:00 noon (Milan time) on the Rate Fixing Day; or

          (ii) on the Rate Fixing Day, the Lead Bank advises the Company that the cost of obtaining corresponding deposits on the European interbank market is greater than the EURIBOR for the relative Term.

     (b) If one of the above-listed events of market disruption occurs, the Lead Bank shall immediately inform the Company.

     (c) Subsequent to the communication cited above under (b), the interest rate for the Loan in question for the relative Term shall be equal to the sum:

          (i)  of the applicable Margin; and

          (ii) of the rate communicated by the Lead Bank as soon as possible and in any case before the interest relative to that Term is due, which shall be equal to the annual percentage rate of the cost that the Lead Bank incurs to find funds on the interbank market to finance this Loan.

10.3 Alternative Basis for the Interest rate

     (a) If a market disruption event occurs, and if the Lead Bank or the Company so requests, the Company and the Lead Bank shall start negotiations for a period of not more than 30 days in order to agree on an alternative basis for determining the interest rate for the Loan in question.

     (b)  Any alternative basis agreed upon shall be binding on the Parties.

     (c) If during the period referred to in point (a) above, no agreement is reached and if the market disruption event continues, the Lead Bank (operating on a reasonable basis and in good faith) shall indicate the cost for finding funds on the interbank market to finance the Loan in question as described in Article 10.2 for each Term, and the component for calculating the interest rate determined pursuant to Article 10.2(c)(ii) for said Term shall be equal to the interest rate thus communicated by the Lead Bank.

11.  TAXES

11.1 General Aspects

          In this Article 11, the term "Tax Credit" means a credit concerning any Tax or any refund of any tax (or the relative payment).

11.2 Tax gross-up

     (a) The Company must make all payments under this contract without doing any Withholding Tax, except in the event that a Withholding Tax is required by law.

     (b) If the Company is aware of the fact that it must apply the Withholding Tax (or of the existence of a variation in the rate or in the basis for calculating Withholding Tax), it must give the Lead Bank timely notice of this fact,

     (c) If the law requires that the Withholding Tax be done by the Company or by the Lenders, the amount of the payment owed by the Company, to the extent is it owed to the Lenders, will be redetermined in such a way that the sum actually paid, net of Withholding Tax, is equal to the sum that the Lenders would have received in payment if the Withholding Tax had not been required to be done.

     (d) The Lead Bank must provide all the documents requested and cooperate with the Company in order to complete any applicable procedural formality required for the Company in order to make payments without Withholding Tax or with the minimum Withholding Tax permitted by law or by the applicable treaty against double taxation.

11.3 Tax Refunds

     (a) Except as specified herein below, the Company shall reimburse the Lenders an amount equal to the reasonable cost that the Lenders can demonstrate, by forwarding the corresponding documentation, that they have incurred in connection with any Tax involving this contract, provided the Lenders are tax residents of Italy.

     (b) If the Lenders intend to submit a request for reimbursement within the meaning of point (a) cited above, they must immediately. and in any event within one month of the time they become aware of the relative cost, inform the Company. The Bank shall not be entitled to the payment of any amount under point (a) cited above for costs that the Lenders had to incur during a period prior to the date that falls one month prior to the date the request for reimbursement is sent.

11.4 Tax Credit

          If the Company makes a Tax Payment creating a Tax Credit. either directly or indirectly, and if the Lenders had benefited from this Tax Credit through the reduction of a payment owed, the Lenders must reimburse to the Company a sum corresponding to the Tax Credit.

11.5 Stamp taxes

          The Company must pay and reimburse the Lenders for all expenses for stamp duties, registrations or other similar duties (including, to prevent any doubt, the Substitute Tax) owed in connection with the signing, execution or compulsory execution of this contract, not including any Tax owed in connection with the signing of a Certificate of Transfer.

11.6 Value-Added Taxes

     (a) Any amount owed by the Company under this contract is understood to be net of any applicable value-added tax or other similar Tax owed in connection with that amount. If such a Tax is applicable, the Company shall pay the Lead Bank (in addition to and at the same time as the payment of said amount) a sum equal to the total of such Tax.

     (b) If the Company is required in accordance with this contract to reimburse any costs or expenses of the Lenders, the Company must also reimburse the Lenders for any value-added taxes payable by the Lenders in connection with these costs and expenses, but only to the extent to which the Lenders by law or regulation are not entitled to a credit or refund in connection with that Tax from the appropriate tax authorities.

12.  INCREASED COSTS

12.1 Increased Costs

          In the event that amendments are introduced into the tax structure covering the money supply of the Lenders, or if the current treatment of interbank deposits from the standpoint of reserve obligations and/or their tax structure is changed, with a clear and direct increase in cost for the Lenders, the Lenders shall be entitled to ask the Company for a reimbursement. In that case, the Lead Bank shall inform the Company by fax, within thirty days of the time it has been so informed, of the new rate conditions on which it will be possible to pursue the Facility, providing a certificate containing reasonable detailed proof as to the determination of the amount to be repaid, and the Company shall, within thirty days of that communication, send the Lead Bank a communication of its own agreeing to the new conditions or withdrawing from this contract, remaining, in the latter case, committed to prepay the Facility, without penalty or Break Costs at the end of the same period of thirty days of the above-cited communication from the Lead Bank. In the event the above-cited thirty-day period falls after the end of the Term in which the communication from the Lead Bank was received, the rate in effect at the time of the communication shall be used up to the date of the payment. If the Company does not follow up said communication from the Lead Bank, determination of the new rate applicable to the Facility shall be considered as permanently accepted, and the Facility shall therefore proceed on the new rate conditions indicated by the Lead Bank.

12.2 Exceptions

          The Company is not required to make any payment relative to an additional cost as defined in Article 12.1 above to the extent that this additional cost (i) is offset under another Article of this contract or would have been offset if an exception to this Article had not been created, or (ii) if the Lenders had not sent the communication referred to in paragraph 12.1 above within one month of the date on which the relative legislative or regulatory amendments were introduced.

13.  MITIGATION

13.1 Mitigation

     (a) The Lenders, after having consulted with the Company, must take all reasonable measures, including the assignment of their rights and obligations arising from this contract to their Subsidiaries, in order to mitigate any circumstance that presents itself and that as or could have as a consequence:

          (i) that the Company has to pay to the Lenders a Tax Payment or Added Cost;

          (ii) that the Lenders can exercise a right of prepayment and/or cancellation in accordance with this contract for illegality; or

          (iii) that the Lenders have to sustain a cost in order to comply with the minimum reserve requirements of the European Central Bank;

          (iv) that it becomes illegal for the Company to meet any one of its own obligations under this contract.

     (b) The above-cited Paragraph 13.1(a) in no way limits the obligations of the Company under this contract.

     (c) The Company must reimburse the Lead Bank for all the costs and expenses reasonably incurred by the Lenders as a consequence of any measure adopted pursuant to this Article 13.1.

     (d)  The Lead Bank is not required to adopt any measure under this Article
          13.1 if, in its judgment, doing so would result in damages to it.

13.2 Management of the Activities of the Lead Bank

          No provision of this contract shall interfere with the right of the Lead Bank to manage its own affairs (fiscal or other) in the manner that it shall deem appropriate.

14.  PAYMENTS

14.1 Payments

          All payments that are to be made in accordance with this contract must be made in Euros.

14.2 No set-off

          All payments made by the Company in accordance with this contract shall be made without any deduction for set-off or counterclaim.

14.3 Working Days

          When the end date of an Term does not fall on a Working Day, this end date shall be postponed to the next following Working Day; in the event this postponed maturity date falls in the following calendar month, the end of the period shall be moved up to the Working Day immediately preceding, with the corresponding recalculation of the interest.

14.4 Partial Payments

          If the Lead Bank receives a payment whose amount is less than the sums owed on that date under this contract, irrespective of any different imputation indicated by the Company, the above-cited partial payment shall be charged as follows:

          (i) in the first place, to the sums owed the Lenders and payable as fees, the reimbursement of expenses and costs under this contract;

          (ii) in the second place, to the sums owed the Lenders and payable as interest and fees under this contract;

          (iii) in the third place, to the sums owed the Lenders and payable as repayment of principal under this contract; and

          (iv) in the fourth place, to the sums owed to the Lenders and payable on any other basis under this contract.

14.5 Payment due dates

          If this contract does not specify the date on which a particular payment is to be made, that payment shall be made within twenty Working Days of the relative written request of the Lead Bank.

15.  REPRESENTATIONS

15.1 Representations

          The representations in this Article 15 are made by the Company to the Lenders.

15.2 Legal status

          The Company:

     (a)  is a corporation validly organized and existing under Italian law;

     (b)  has the full and free exercise of its duties

15.3 Validity and efficacy

          Without prejudice to any general principal of law that limits the obligations of the Company, this contract and the remaining Facility Documents are a source of obligations that are valid and binding on the Company.

15.4 Absence of conflicts

          The signing of this contract and the performance of the obligations assumed under this contract and the operations contemplated therein, are not in conflict with the laws and regulations applicable to the Company;

     (a)  the laws and regulations applicable to the Company;

     (b)  the charter and bylaws of the Company.

15.5 No Events of Default

          No Event of Default will result from the making of a Loan.

15.6 Disputes

          There are no outstanding disputes before judicial authorities, arbitration proceedings or administrative appeals which, if they are unfavorably resolved, would have a Material Adverse Effect.

15.7 Absence of Insolvency Proceedings

     (a)  the Company is not insolvent;

     (b) no request has been filed to submit the Company to any existing bankruptcy proceeding, unless such a request is being used as a pretext or is being challenged in good faith and is in any event rejected within 60 days;

     (c) the Company is not in liquidation and no shareholders' meeting has been called to decide on the dissolution or liquidation of the Company (except, in any such case, if linked to or for the purposes of a demerger, merger or recovery permitted under this contract.

15.8 Repeating representations

     (a) the representations set forth in this Article 15 are made by the Company as of the date of this Contract;

     (b) With the exception of Article 15.4 (Absence of Conflicts) (limited to the "subscription") any representation shall be considered as repeated by the Company on the date of each Request and the first day of each Term, with reference to the circumstances existing at that time.

16.  INFORMATION COVENANTS

16.1 Financial statements

     (a) The Company shall turn over to the Lead Bank its certified annual balance sheet relative to each year closing after the date of signature of this contract.

     (b) All balance sheets must be turned over promptly after their publication.

     (c) Unless otherwise provided in this contract, every balance sheet furnished by the Company pursuant to this Article 16.1 must be prepared according to the GAAP. If the GAAP used by the Company at December 31, 2004 are amended at any time such as to have a relevant impact on the calculation of the commitments indicated in Article 17 (Financial Covenants), then:

          (i) the Company must immediately notify the Lead Bank of this amendment;

          (ii) the Company and the Lead Bank shall discuss in good faith for a period of not more than 30 days the consequences of this change on the calculation of the commitments in accordance with Clause 17 (Financial Covenants) for the purpose of agreeing to the amendments necessary to this contract in order to put the Company and the Lead Bank in the same position they would have been in if the change in the GAAP had not taken place. If no agreement is reached as to the changes necessary in this contract, the Company shall furnish, along with each annual balance sheet, a statement of reconciliation that is sufficiently and reasonably detailed in order to permit fulfillment of the commitments under Article 17 (Financial Covenants) based on the GAAPs in force at the time.

16.2 Compliance Certificate

     (a) The Company must provide the Lead Bank with a Compliance Certificate twice a year (on or before October 31 of each year and within 30 calendar days of the time when the certified annual balance sheet is made public in its final form) which certificate will indicate in reasonable detail the calculations made in order to comply with provisions of Article 17 (Financial Covenants) on the date on which the balance sheet was prepared.

     (b) The Certificates of Conformity must be signed by an Authorized Representative.

17.  FINANCIAL COVENANTS

17.1 Net Financial Position

          The Net Financial Position (to be interpreted in accordance with the accounting principles applied in relation to the Original Balance Sheets) of the Company must not be negative (that is, with a debit balance) for an amount greater than Euro 6,000,000,000.00 (six billion/00) (measured on the financial statements (bilancio civilistico) at June 31 and December 31 of each year).

18.  GENERAL COVENANTS

18.1 General Matters

          The Company agrees to be bound by the commitments that apply to it, as indicated in this Article.

18.2 Mergers

          The Company may not carry out any merger or demerger without having obtained the prior written consent of the Lead Bank (which may not be unreasonably denied), except for:

     (a) mergers (i) with any person whose shares the Company holds directly or indirectly (as sole shareholder, relative majority shareholder or along with other shareholders with whom it exercises control); (ii) with any person that holds shares, directly or indirectly, (as sole shareholder, relative majority shareholder or together with other shareholders with whom it exercises control) of the Company; (iii) or with an Authorized Transferee;

     (b) a merger by incorporation of the Company and a company held 100% by the Company and to which a percentage of the assets and liabilities of Holinvest has been previously transferred by partial demerger or through direct transfer to the Company, or the assumption by it of such percentage of the assets and liabilities of that company; and

     (c)  a Demerger.

19.  EVENTS OF DEFAULT

19.1 Cases of Cancellation, Cases of Withdrawal and Default

          The cases indicated in Articles 19.2, 19.3 and 19.4 below constitute Cases of Cancellation. The cases indicated in Articles 19.5, 19.6, 19.7, 19.8, 19.9, 19.10, 19.11 and 19.12 below constitute Cases of
          Withdrawal. The cases indicated in Article 19.13 below constitute cases of Default (Cases of Cancellation, Cases of Withdrawal, and Cases of Default together referred to as "Events of Default"),

          CASES OF CANCELLATION

19.2 Non-Payment

          The Company does not pay on the maturity date any sum owed under this contract, unless (and excluding the case of a missed payment based on Article 7.4) the missed payment is made within 5 (five) Working Days of the relative maturity date or (in the event of a missed payment based on Article 7.4) the missed payment is due to a technical or administrative error and the missed payment is made within 3 (three) Working Days of the relative maturity date.

19.3 Misrepresentation

          A representation made or renewed by the Company in reference to this contract or to any Request is not correct, provided it is in a substantial manner, when made or when considered as renewed, unless the circumstances that gave rise to the lack of correctness:

     (a)  can be remedied; and

     (b) are remedied within twenty days of the notice relative to the incorrect representation sent by the Lead Bank to the Company.

19.4 Breach of other obligations

          The Company does not comply with any of the commitments specified in Articles 7.2, 7.3, 7.4, 12, 16, 17, 18, 22, 23 of this contract as well as Article 2.1.3 of the Guarantee Contract, unless the Company terminates the non-performance within 20 days of the date a written request to that effect is sent to the Company by the Lead Bank.

CASES OF WITHDRAWAL

19.5 Cross-Default

          One of the following cases occurs with reference to the Company:

     (a) a Financial Indebtedness is not paid when due and the matter is not remedied during any corresponding grace period allowed for remedying the default pursuant to the contract relative to this Financial Debt;

     (b)  a Financial Indebtedness is declared due and payable,

          in each of the above cases as a result of a default, unless the overall amount of the Financial Indebtedness referred to in the above-cited paragraphs (a) or (b) is less than Euro 50,000,000 (fifty million/00) or the relative equivalent amount.

19.6 Insolvency

          One of the following cases occurs with reference to the Company:

     (a) the Company is not in a position to pay its debts regularly when due, or is insolvent;

     (b)  the Company admits its inability to pay its debts at maturity;

     (c) the Company generally suspends payment of its debts except in the event (i) the payment obligation is challenged in good faith, and (ii) the suspension is not due to financial difficulties;

     (d) as a result of actual financial difficulties, the Company starts negotiations with its creditors to restructure its debt; or

     (e)  is declared to be insolvent.

19.7 Insolvency proceedings

     (a) Except as specified below, one of the following cases arises in connection with the Company:

          (i) a shareholders' meeting of the Company is called in order to decide whether to file a Court application for liquidation or the opening of a bankruptcy proceeding or a decision to that effect is taken by the Shareholders' Meeting of the Company (except, in either of these cases) if it is related to or is for the purposes of a merger, demerger or reconstruction agreed to in connection with the Contract or the Guarantee Agreements);

          (ii) a petition is filed by a third party for its liquidation or admission to a bankruptcy proceeding (except, in each such case, if it is related to or for the purposes of a merger, demerger or recovery agreed to in connection with this contract) except if the action is used as a pretext or is vexatious and is challenged in good faith and, in any event, is rejected within 90 days;

          (iii) an order is handed down for its liquidation or bankruptcy.

     (b) Paragraph 19.8(a) does not apply to a bankruptcy claim filed by a credit that is challenged in good faith and with the diligence of a good father and either terminates or is rejected within 60 days.

19.8 Creditors' process

          Any attachment, sequestration, distress or execution affects any asset of the Company with an aggregate value equal to at least Euro 100,000,000 (one hundred million/00), provided that these attachment, sequestration, distress or execution are not contested in good faith and discharged within 60 days or evidence is furnished to the satisfaction of the Lead Bank of the payment of the underlying credit.

19.9 Failure to comply with a final judgment

          The Company does not comply or fails to pay any amount owed by it in accordance with any final executive judgment or any final executive order handed down by any Court.

19.10 Invalidity or partial inefficacy

          Any clause of this Contract or of the other Facility Documents is or becomes invalid or ineffective, for any reason, even only partially, where this has a Material Adverse Effect, and this provision or clause is not amended by joint agreement between the Parties such as to clear up the invalidity or, if applicable, the inefficacy, within 15 Working Days.

19.11 Guarantee

          The Guarantee Contracts are invalid or at any rate cease to have any effect and the Security Interests are not first degree Security Interests, except for the liens imposed by law and barring the cases where these Security Interests are released in accordance with this contract.

19.12 October 5, 2007

          On October 5, 2007, the VTL, calculated with reference to the first Calculation Date preceding October 5, 2007, is not equal or greater than 110 per cent.

19.13 Default

          The Parties expressly agree that the occurrence with respect to the Company of the circumstances specified in Article 1186 of the Civil Code shall constitute a cause of lapse of the Company of the benefit of any term established in this contract, with the effects specified in Article 19.22 below. The Default shall occur on the 15th Working Day following the date a communication is sent by the Lead Bank to the Company in which the Lead Bank states that the Lenders intend to take advantage of this clause.

19.14 Effects linked to the occurrence of a Case of Withdrawal

     (a) Each of the Cases of Withdrawal constitutes a cause that authorizes the Lenders to withdraw from this contract within the meaning and for the purposes of Article 1845 of the Civil Code.

     (b) The withdrawal by the Lenders from this contract shall take effect after notification is given to the Company by the Lead Bank of the intention of the Banks to take advantage of the right specified in Paragraph 19.20(a) above [sic] with the effects specified in Article
          19.22 below.

19.15 Effects linked to the occurrence of a Case of Cancellation

     (a) Each of the Cases of Cancellation constitutes a cause for cancellation of this contract within the meaning of Article 1456 of the Civil Code.

     (b) Upon occurrence of a Case of Cancellation, this contract shall be understood to be cancelled at such time as the Lead Bank informs the Company of the intention of the Lenders to take advantage of the cancellation clause set forth in Paragraph 19.21(a) above [sic] with the effects specified in Article 19.22 below.

19.16 Consequences of the occurrence of a Event of Default

          Upon the occurrence of one of the cases of Default, of Cancellation or of Withdrawal specified in the preceding Paragraphs, and after conclusion of any period contractually provided for remedying the situation, the Lead Bank may declare, in a written communication to the Company, the lapse of the benefit of term, the intent of the Lenders to avail themselves of the express cancellation clause or of the right of withdrawal, depending on the circumstances, and the Company shall repay to the Lead Bank, within 15 Working Days of the moment when the default or cancellation or withdrawal have taken effect based on the preceding provisions, the amount of the Facility not as yet repaid it along with the interest accrued through the date of lapse of the benefit of term, cancellation or withdrawal as well as the late interest charges accrued on the balance and the other expenses, costs and incidentals, without prejudice to the compensation of any further damages.

20.  TESTS AND CALCULATIONS

20.1 Accounting Documents

          The accounting documents and statements, the records and, in general, the accounting results of the Lead Bank shall constitute, in connection with this contract, and in the absence of manifest error, full proof of the credits claimed by the Lenders.

20.2 Certificates and determinations

          Any certification or determination of the Lead Bank of a rate or amount in relation to this contract shall be made in good faith and the basis for this rate or amount shall be indicated in reasonable detail and, in the absence of manifest error, shall constitute proof of the matters to which they refer.

21.  FEES

21.1 Subscription fees

          On the Closing Date, the Company shall pay to the Lead Bank, in the interest of Banca Antonveneta, a subscription fee equal to 0.4 % of the Maximum Amount.

21.2 Commitment fee

          The Company shall pay to the Lead Bank, again in the interest of Banca Antonveneta, a commitment fee equal to 0.1% per year on the unused and un-cancelled amount of the Maximum Amount.

          The commitment fee will be payable to the Lead Bank on quarterly basis at the end of each quarter and shall be calculated as of the Closing Date.

22.  INDEMNITY AND BREAK COSTS

22.1 Indemnity

     (a) The Company shall reimburse the Lenders in connection with any cost incurred by them as a direct consequence:

          (i)  of the occurrence of any Event of Default;

          (ii) of any failure by the Company to pay any amount owed in connection with this contract on the Maturity date;

          (iii) (except for cases of grave negligence or non-performance of the Lenders), of the failure to disburse an Loan subsequent to the submission of the corresponding Request;

          (iv) of the failure to prepay an Loan (or part of an Loan) pursuant to this contract.

     (b) The Company shall reimburse the Lenders for any cost incurred by them as a direct consequence of having acted on the basis of any communication sent by the Company to the Lead Bank, that the Lead Bank reasonably held to be genuine, correct and duly authorized.

22.2 Break Costs

     (a) The Company must pay to the Lead Bank the Break Costs in the event of the prepayment of an Loan on a date other than the last day of the Term application to that Loan.

     (b) The Break Costs are any amounts determined in good faith by the Lead Bank equal to the difference (if positive) between:

          (i) the interest (not including Margin) that the Lenders have received for the period between the date of the total or partial repayment of the Loan until the last day of the Term applicable to the above-cited Loan if the amount in principal or matured and received was paid on the last day of this Term; and

          (ii) the amount that the Lender would be able to obtain by placing an amount equal to the amount received as a deposit in a primary bank on the European Interbank Market for a period starting on the date of receipt and ending on the last day of the applicable Term.

23.  COSTS AND EXPENSES

          The Company and the Lenders shall pay, each as to its own proportionate share, the costs and expenses (including legal fees) incurred by each of them in connection with any amendment, waiver or consent that may become necessary in connection with this contract and the Guarantee Contract following the Signing Date.

          Nothing shall be owed by the Company to the Lenders for the expenses related to the preparation of this contract and of the Guarantee Contracts until the Signing Date. It is understood that the notarial expenses for the stipulation of this contract and of the Guarantee Contract shall be for the account of the Company.

24.  AMENDMENTS AND WAIVERS

24.1 Procedure

          Except as otherwise provided in this Article 24, any term of this contract or of the Guarantee Contracts may be amended or be waived with the consent of the Company and of the Lenders.

24.2 Cumulative waivers and remedies

     (a)  The rights of the Lenders in connection with this contract:

     (b)  may be exercised with the necessary frequency;

     (c) are cumulative and are to be added to any other right applicable by law; and

     (d)  may be the object of waiver only in writing.

     (e) A delay in the exercise or the failure to exercise any right does not constitute a waiver of that right.

25.  TRANSFERS AND ASSIGNMENTS

25.1 Transfers and assignments by the Company

     (a) The Company may not assign or transfer any of its rights and obligations under this contract or the Security Agreement (even as a consequence of the Demerger) without first having secure the consent of the Lenders.

25.2 Assignment on the part of the Lenders

     (a) With notice to the Company, the Lenders (hereinafter, the "Existing Banks") may, on the terms and conditions described in this Article 25.2, assign this contract to another bank, either controlled by or forming a part of the group to which one of the Lenders belongs, residing for tax purposes in Italy (the "New Bank").

     (b) No assignment by an Existing Bank or of the Bank is permitted outside the conditions indicated in paragraph (a) above;

     (c) If (i) the Lender assigns this contract (ii) further to circumstances already existing on the date of the assignment, or of the modification, the Company finds that it must make a Tax Payment or pay an additional cost (as defined in Article 12), the Company itself shall then be required to cover this Tax Payment or additional cost only in the amount that it would have had to pay had such assignment or modification not taken place, except in the event this assignment or modification was done by the Lead Bank to mitigate, with the written consent of the Company, events that could have resulted in this Tax Payment or additional cost, or to a right of prepayment and/or cancellation of availability by reason of being contrary to law.

26.  CONFIDENTIALITY

26.1 The Lead Bank must keep confidential any information furnished to it by or on behalf of the Company for the purposes of or in connection with this contract or the Guarantee Agreements, including the information furnished prior to the Signing Date in connection with the availability of the Facility. However, the Lead Bank shall have the right to disclose any information:

     (a) that is accessible to the public, provide this is not the result of a violation of this Article 26 by the Lead Bank;

     (b) if, to the extent that is a legal obligation or regulation or a court order;

     (c) to government, banking, tax or other authorities, when it is requested and is necessary;

     (d) to its own professional advisors for the purposes specified in this contract and only where these advisors are bound by a confidentiality commitment and are aware that the information provided to them is confidential in nature;

     (e)  within the limits specified in Article 26.2 below; or

     (f)  with the prior written consent of the Company.

27.  PARTIAL INVALIDITY

          In the event that any provision of this contract is or becomes contrary to the principles of law, or becomes invalid or not actionable, this will not have an effect on the validity or applicability of any other provision hereunder.

28.  COMMUNICATIONS

28.1 Communications in written form

     (a) Any communication concerning this contract or the Guarantee Agreements must be given in written form and, unless otherwise indicated, may be delivered personally, or sent by mail, fax, e-mail or by any other system of electronic communication that has been previously approved by the Lead Bank and by the Company, to the address and attention of the persons indicated below for the Company and for the Lead Bank, respectively.

     (b) For the purposes of this contract and of the Security Agreements, a communication sent in electronic form shall be considered as a communication in written form.

28.2 Addressees for the communications

     (a)  For the Company:

         ----------------------------- -----------------------------------------
         Olimpia S.p.A.
         ----------------------------- -----------------------------------------
         Address:                      Viale Sarca, 222
         ----------------------------- -----------------------------------------
                                       I-20126 Milano
         ----------------------------- -----------------------------------------
         Fax:                          +39 02 6442 3480
         ----------------------------- -----------------------------------------
         E-mail:                       elena.fratini@pirelli.com
         ----------------------------- -----------------------------------------
         Attention:                    Dott.ssa Elena Fratini
         ----------------------------- -----------------------------------------

     (b)  For the Lenders and the Lead Bank:

          ----------------------------------------------------------------------
          Interbanca S.p.A. - Sede di Milano (Milan Office)
          ----------------------------- ----------------------------------------
          Address:                      Corso Venezia 56
          ----------------------------- ----------------------------------------
                                        20123 - Milano
          ----------------------------- ----------------------------------------
          Fax:                          + 39 02 76014913
          ----------------------------- ----------------------------------------
          E-mail:                       carla.saporiti@interbanca.it/alessandra.
                                                           parise@interbanca.it
          ----------------------------- ----------------------------------------
          Attention:                    Carla Saporiti/Alessandra Parise
          ----------------------------- ----------------------------------------

     (c) Each Party may amend the contacts for the communications described above, informing the other Party of the new contacts with at least five Working Days of notice.

     (d) If a Party indicates a specific department or employee to receive a communication, such communication shall not be effective if it does not contain an express indication of the said department or employee to whom it must be addressed.

28.3 Efficacy

     (a) Except as specified below, any communication made in connection with this contract or the remaining Facility Documents shall be considered as received:

          (i) if personally delivered to the addressee at the time of the delivery;

          (ii) if sent by registered mail with return receipt requested, at the time it is indicated as having been received by the addressee as indicated on the return receipt;

          (iii) if sent by fax, e-mail or any other type of electronic communication, at the time when it is received by the addressee in legible form.

     (b) A communication that has been delivered as specified in Article 28.3 above, but that was received on a holiday or after working hours shall be deemed as received by the addressee only on the next working day.

29.  LANGUAGE

          Any communication in connection with this contract shall be in Italian,.

30.  APPLICABLE LAW

          This contract is governed by Italian law and shall be construed in accordance with that law.

31.  COMPETENT JURISDICTION

          Except for the cases of unavailable jurisdiction specified by law, the Courts of Milan shall have sole jurisdiction to hear any dispute arising between the Parties in connection with this contract (including any dispute with respect to its existence, validity or cancellation).

THIS CONTRACT has been stipulated on the date first above indicated.



----------------------------------------------- ------ -------------------------

----------------------------------------------- ------ -------------------------
Olimpia S.p.A.                                         Interbanca S.p.A.
----------------------------------------------- ------ -------------------------

----------------------------------------------- ------ -------------------------
Banca Antoniana Popolare Veneta S.p.A.
----------------------------------------------- ------ -------------------------

                                  ATTACHMENT A

                         CONDITIONS PRECEDENT - DOCUMENT


Company

1.   A copy of the charter and current bylaws of the Company.

2. A copy of a resolution of the Board of Directors of the Company, or a statement of commitment by the attesting Secretary of the Board, which:

     (a) approves the terms and conditions of this contract and of the Guarantee Agreements to which it is a party, and their signature;

     (b) authorizes one or more persons to sign in its name and on its behalf this contract and the Guarantee Agreements to which it is a party; and

     (c) authorizes one or more persons to sign and deliver, in its name and on its behalf, all the documents and notifications (including any Request) that the Company has to sign and deliver pursuant to this contract and the Guarantee Agreements to which it is a party.

3. A specimen signature of each person authorized by the Company to sign this contract and the Guarantee Agreements to which it is a party or to sign and deliver any document or notification pursuant to this contract and the Guarantee Agreements to which it is a party.

                                  ATTACHMENT B

                                  MODEL REQUEST

To:  Interbanca S.p.A.

Corso Venezia 56 20123 - Milan


To:  Banca Antoniana Popolare Veneta S.p.A.

[*]

From:  Olimpia S.p.A.

Date:  ___________

OLIMPIA S.p.A. Facility Contract for Euro 260,000,000 stipulated on [*] (date)

                                (the "Contract")

1. We hereby refer to the Contract. This is an Request. The terms defined in the Contract shall have the same meaning in this Request when used with an initial capital letter, except when otherwise established or specified or if the context requires something else.

2.   We hereby request that you disburse an Loan on the following conditions:

         (a)      Date of disbursement: _______________;

         (b)      Amount of the Loan: ____________;

         (c)      Period of Loan: ________________ ;

3.   The Loan must be credited as of the Date of Disbursement

         _____________________

4. We hereby confirm by signing this instrument that all the conditions precedent applicable to the Contract have been met as of the date of this instrument.

5.   This Request is irrevocable.



-----------------------------
Olimpia S.p.A.

                                  ATTACHMENT C

                          MODEL COMPLIANCE CERTIFICATE



To:  Interbanca S.p.A.

Corso Venezia 56 20123 - Milan

To: Banca Antoniana Popolare Veneta S.p.A.

[*]

From:  Olimpia S.p.A.

Date:  ___________

OLIMPIA S.p.A. Facility Contract for Euro 260,000,000 stipulated on [*] (date)

                                (the "Contract")

1. We hereby refer to the Contract. This constitutes a Compliance Certificate. The terms defined in the Contract shall have the same meaning in this Compliance Certificate when used with an initial capital letter, except when otherwise established or specified or if the context requires something else.

2. This is to confirm that on this date [*] [date of the balance sheet submitted along with this Compliance Certificate], the Net Financial Position is [*].

3. The figures indicated in paragraph 2 immediately above were calculated as follows: [*]



------------------------
Olimpia S.p.A.

                                  ATTACHMENT D

                          MODEL CERTIFICATE OF RELEASE


From:  Olimpia S.p.A.

To:  Interbanca S.p.A.

Corso Venezia 56 20123 - Milan

To:  Banca Antoniana Popolare Veneta S.p.A.

[Date]

Re:  Request for release of Guarantee

1. We hereby refer to the Facility contract for Euro 260,000,000 stipulated on [*] (date), as amended and supplemented from time to time (the "Contract") against which you have placed at the disposal of Olimpia S.p.A. a revolving credit for 260 million. The terms defined in the Contract shall have the same meaning in this Certificate of Release when used with an initial capital letter, except when otherwise established or specified or if the context requires something else.

2.   Whereas:

     (i) the VTL (calculated in accordance with Article 7.7 of the Contract on the date immediately preceding the date of this instrument) is not less than 115 %;

     (ii) no Event of Default has occurred and is continuing; and

     (iii) all the representations are true in all substantial aspects as of the date hereof. .

3. We hereby ask that a sum equal to [*] [shares/warrants/convertible bonds/Cash Equivalents] of Telecom Italia S.p.A. be released from the pledge created pursuant to the contract stipulated on [*] (date), so that the VTL (calculated pursuant to Article 7.7 of the Contract) after this release is equal to 110 %.

Please acknowledge receipt of this letter.

Best regards,

------------------------
Olimpia S.p.A.

                                  ATTACHMENT E

                     SHARE OF PARTICIPATION IN THE FACILITY


--------------------------------------------------- ----------------------------
                   Interbanca S.p.A.                        78,000,000.00 Euro
--------------------------------------------------- ----------------------------
        Banca Antoniana Popolare Veneta S.p.A.              182,000,000.00 Euro
--------------------------------------------------- ----------------------------